V.S. JON YOGIYO
P.O. Box 164,
Goroka, EHP, 441
Papua New Guinea

November 29, 2007

Board of Directors
Grower Direct Coffee Company Inc
2813 7th St,
Berkeley, California, 94710

Dear Sirs,

RE : FORM 8-K

TO WHOM IT MAY CONCERN

I have received and reviewed a copy of the Current Report on Form 8-K dated November 29, 2007, to be filed with the Securities and Exchange Commission and the disclosures made under Item 5.02 thereof. I have no disagreements with the disclosures made by the Company as they pertain to my decision to resign from the Company's Board of Directors.

I hereby consent to the inclusion of this letter as an exhibit to the Form 8-K.

Sincerely,

V.S. Jon Yogiyo